Exhibit 5.2

September 19, 2006

Exopack Holding Corp.

3070 Southport Road

Spartanburg, SC 29302

Re:	Registration Statement of Exopack Holding Corp.

Ladies and Gentlemen:

Reference is made to the Registration Statement (the “Registration Statement”) on Form S-4 (File No. 333-136559) filed by Exopack Holding Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on September 19, 2006 in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange by the Company of up to $220,000,000 aggregate principal amount of the Company’s 11 1/4% Senior Notes due 2014 to be registered under the Securities Act (the “Notes”), which Notes will be guaranteed by Cello-Foil Products, Inc., a Michigan corporation (the “Michigan Guarantor”), for a like principal amount of the Company’s outstanding 11 1/4% Senior Notes due 2014.

In connection with this opinion letter we have examined the following:

(a)    a photocopy of an executed counterpart of the Indenture dated as of January 31, 2006, among the Company, as issuer, The Bank of New York, a New York banking corporation, as trustee, the Michigan Guarantor and other guarantors (the “Indenture”);

(b)    a good standing certificate as to the Michigan Guarantor issued by the Michigan Department of Labor and Economic Growth (“Good Standing Certificate”); and

(c)    a certificate of an officer of the Michigan Guarantor as of the date of this opinion letter (the “Guarantor Certificate”) certifying as to (1) the Articles of Incorporation, as amended, and the Bylaws, as amended, of the Michigan Guarantor, (2) the signing and delivery of the Indenture, (3) the ownership of the Michigan Guarantor, and (4) resolutions adopted by the board of directors of the Michigan Guarantor authorizing the transactions contemplated by the Indenture.

Subject to the assumptions, qualifications, and limitations set forth in this opinion letter, we are of the opinion that:

Exopack Holding Corp.

September 19, 2006

1.    The Michigan Guarantor is validly existing as a corporation and is in good standing under the laws of the State of Michigan.

2.    The Michigan Guarantor has the corporate power and corporate authority to execute and deliver the Indenture and to perform its obligations under it, including the guarantee of the Notes pursuant to the Indenture.

3.    The Indenture has been duly authorized, executed, and delivered by the Michigan Guarantor.

The opinions expressed above are subject to the following assumptions, limitations, and qualifications:

A.    We do not express an opinion as to any laws, statutes, rules or regulations other than the laws, statutes, rules and regulations of the State of Michigan (excluding municipal or other local ordinances, codes and regulations). In addition, our opinions are limited to laws, rules and regulations that in our experience would generally be recognized as applying both to (1) business entities without regard to the activities in which they are engaged, and (2) transactions of the types provided for in the Indenture.

B.    In giving our opinions, we have assumed the accuracy of the information contained in the Good Standing Certificate and the Guarantor Certificate on the date the certificates were issued and as of the date of this opinion letter.

C.    We have assumed (1) the genuineness of all signatures and of all documents that have been submitted to us, (2) that each copy that has been submitted to us conforms to the original, and (3) the legal capacity of each natural person signatory to the documents.

The opinions expressed above are as of the date of this letter, and we do not assume an obligation to update or supplement those opinions to reflect a fact or circumstance that in the future comes to our attention or a change in law that in the future occurs or becomes effective. This letter is limited to the matters set forth in it, and no opinions are implied or may be inferred beyond those expressly stated above.

Exopack Holding Corp.

September 19, 2006

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued under it.

Very truly yours,

WARNER NORCROSS & JUDD LLP

By	/s/ Bruce C. Young

Bruce C. Young, Partner